Exhibit 4.8

Acquisition Agreement

Party A I: Tianjin Mingda Jiahe Real Estate Co., Ltd.

Party A II: Xishe Xianglin (Tianjin) Business Operation Management Co., Ltd.

(Party A I and Party A II are hereby together referred as “Party A”)

Party B I: Yuan Zhang, ID No. [**]

Party B II: Spouse of Yuan Zhang, ID No. [**]

(Party B I and Party B II are hereby together referred as “Party B”)

Party C: Xishe Jiayuan (Tianjin) Business Operation & Management Co., Ltd.

In June 2018, Party A and Party B jointly set up a company to operate a Youth Hotel with a leased venue located at Wujiayao No. 2 Road 101-107,201-211, 301-303,401-408, Flat 1-2 (hereby referred as “Wujiayao Project”), and Party C is a joint venture established after related parties of Party A and Party B invested therein. Due to the fact that when the building is leased, Party C was not yet founded and there was no bank account opened for it, Party A advanced RMB1,340,825 to Party C for expenditure (see the attachment for breakdown). Due to other reasons, Party A is willing to withdraw from Wujiayao Project and Party B agrees to take it over, and related parties of Party B agree to purchase from all equity interests of related parties of Party A in Party C (as specified in the certain Equity Transfer Agreement). Through negotiations, the parties agree as follows:

1. Due to related parties of Party A’s earlier withdrawal, related parties of Party B takes over Wujiayao Project. Party A and Party B agree that the advanced payment by Party A to Party C in the amount of RMB1,340,825 shall be acquired by Party B in RMB1 million used to clear all payments advanced by Party A.

2. Party B shall not request from Party C any claim, refund, or compensation for the above payments.

3. Party B pays to Party A for purchase funds as following scheduled:

(1) Prior to May 31 2020, Party B shall pay Party A II RMB100,000;

(2) Prior to December 31, 2020, Party B shall pay Party A II RMB100,000;

(3) Prior to June 30, 2021, Party B shall pay Party A II RMB133,175;

(4) Prior to December 31, 2021, Party B shall pay to Party A II RMB266,825;

(5) Prior to August 31, 2022, Party B shall pay Party A II RMB400,000; depending on Party B’s results of operations, Party A may decide whether or not to offer Party B any extension for this last installment.

4. If any one of the installments above is over due by 15 days, then all the remaining installments shall be treated as due immediately, and Party A has the right to request from Party B a lump sum payment of such remaining installments.

5. Party B I and Party B II are jointly liable for the payments hereto.

6. Party B shall exert full efforts in cooperating with Party A to go through equity transfer procedures etc.

There is no main text hereunder. The following space is reserved only for stamp and signatures by respective parties entered on September 30, 2019.

Party A I: /s/ Tianjin Mingda Jiahe Real Estate Co., Ltd

Party A II: /s/ Xishe Xianglin (Tianjin) Business Operation Management Co., Ltd

Party B I: /s/ Yuan Zhang

Party B II: /s/ Shuming Wang

Party C: /s/ Xishe Jiayuan (Tianjin) Business Operation & Management Co., Ltd.

Attached the breakdown list for the advancement from Party A I and Party A II to Party C.